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                                                                  EXHIBIT 10.4

                         MANAGEMENT EMPLOYMENT AGREEMENT
                                (JAMES L. SEILER)

         This MANAGEMENT EMPLOYMENT AGREEMENT (this "Agreement") is made as of July _____, 1999, by and between VantageMed Corporation, a Delaware corporation (the "Company"), and James L. Seiler ("Employee").

         WHEREAS, the Company desires to employ the Employee to perform the duties of Chief Executive Officer of the Company.

         WHEREAS, the Company has informed Employee that it maintains a cap on the base salary compensation of employees, which cap is currently set at $120,000 (the "Compensation Cap").

         WHEREAS, Employee has expressed, to the Company, his willingness to adhere to the Compensation Cap, subject to his entitlement to an increase in his compensation commensurate with any increases in the Compensation Cap which are authorized by the Company.

         WHEREAS, the Employee desires to be employed by the Company to perform such duties upon the terms and conditions herein.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

         1. SALARY. The Company shall employ the Employee as its Chief Executive Officer to perform the above described duties on a three-year basis starting on the Effective Date as defined in Section 18 and ending August 1, 2002, at an annual base salary of $120,000 per annum payable in accordance with the customary practices of the Company, plus such salary increases and bonuses as are approved by the Board of Directors from time to time. The annual base salary, which excludes all benefits, paid and/or reimbursed expenses and incentive and/or bonus plan payments, as in effect from time to time, is referred to herein as the "Base Salary". After such three-year period, this Agreement will continue on a month-to-month basis until terminated as provided herein. Employee agrees to accept the above amount and the benefits described in Section 5 in full payment for the services to be rendered by him hereunder, provided, however, that the Board of Directors Compensation Committee and Employee will meet no later than six (6) months after the date of this Agreement, and at each anniversary of this Agreement, and determine if an increase in Base Salary is appropriate, and if appropriate agree upon the new Base Salary, with the view to setting Employee's Base Salary to the base salary that would be paid to a similarly skilled and experienced executive in similar companies performing at comparable levels, taking into consideration the skills and experience of Employee and the achievement of milestones, financial results, performance, growth, and profits of the Company, as determined by the Board of Directors (or its Compensation Committee) in its sole and absolute discretion, and subject to the Company's Compensation Cap. At no time during the term of the Agreement shall Employee receive a Base Salary of less than the greatest of
(1) $120,000 per annum; (2) the Company's Compensation Cap then in effect as determined by the Board of Directors of the Company; or (3) the base salary of the highest paid officer and/or employee of the Company at any given time.

         2. DUTIES. The Employee shall during the term of his employment hereunder:

                  A. devote his full normal working time, energies and attention to the duties of his employment, as they may be reasonably established from time to time by the Board of Directors consistent with the position and office occupied by Employee, provided, however, that (1) Subject to


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disclosure to and approval by the Board of Directors, which approval shall not be unreasonably withheld, Employee shall have the right, in his discretion, to accept and carry out the duties associated with his membership on the Board of Directors of other companies as consistent with the terms of this Agreement, as well as on industry standard committees and similar organizations; (2) Employee shall be responsible for direction of the overall affairs of the Company (subject to general direction from the Board of Directors); and (3) all officers and/or employees of the Company shall either report to Employee or to another officer who shall then report to Employee;

                  B. comply with all reasonable rules, regulations and administrative directions now or hereafter established by the Board of Directors of the Company;

                  C. be reimbursed by the Company from time to time (but at least monthly) for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, provided that Employee shall render to the Company such accounts and vouchers covering expenditures as the Company reasonably requires and as are necessary for tax purposes, and shall follow normal Company policy on expenses; and

                  D. not engage in any activity or employment which would reasonably be expected to materially conflict with or have a material adverse affect on, the present or prospective business of the Company.

         3.       TERMINATION.

                  A. MUTUAL AGREEMENT. This Agreement may be terminated at any time by the mutual agreement of the Company and Employee, expressed in writing.

                  B. VOLUNTARY. Employee may terminate this Agreement with or without the consent of the Company by giving written notice of his intent to terminate with the effective date of termination at least one hundred (100) days after the effective date of the notice of termination. Subject to the Company's payment of all compensation (including Base Salary and accrued benefits, bonuses, and incentives) due to Employee through the end of the one hundred
(100) day notice period, the Company may accelerate the effective date of termination without being in breach hereof.

                  C. WITHOUT CAUSE. Subject to the conditions set forth in
Section 4 of this Agreement, the Company may terminate this Agreement at any time without Cause upon twenty (20) days prior written notice or upon Employee's death.

                  D. DISABILITY. The Company may terminate this Agreement upon the disability of Employee. For purposes of this Agreement, Employee shall be considered disabled if he is unable to perform his duties under this Agreement as a result of injury, illness or other disability for a period of one hundred eighty (180) consecutive days, or one hundred eighty (180) days in a three hundred sixty-five (365) day period, and the Board of Directors of the Company reasonably determines that Employee has been unable to perform his duties for the one hundred eighty (180) day period as a result of injury, illness or other disability.

                  E. FOR CAUSE BY THE COMPANY.

                  The Company may terminate this Agreement for "Cause", as defined below, immediately upon written notice to Employee. "Cause" shall mean:


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                         (i) If Employee materially violates any term of this
Agreement or his Employee Proprietary Information and Inventions Agreement, and such action or failure is not substantially remedied or reasonable steps to effect such substantial remedy are not commenced within twenty (20) days of written notice from the Company to Employee.

                         (ii) A conviction or a final, nonappealable judgment by
a court of competent jurisdiction involving a charge or claim of dishonesty;

                        (iii) A conviction or a final, nonappealable judgment by a court of competent jurisdiction involving a charge or claim of willful misfeasance or nonfeasance of duty by Employee intended to injure or having the effect of injuring in some material fashion the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or employees;

                         (iv) Conviction of Employee upon a felony charge.

                          (v) Willful or prolonged absence from work by the
Employee (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Employee to perform his duties and responsibilities without the same being corrected upon twenty (20) days prior written notice.

                  F. FOR CAUSE BY THE EMPLOYEE. If the Company materially violates any term of this Agreement and such failure is not remedied upon twenty
(20) days prior written notice, or if Employee is removed from the Company's board of directors other than for Cause, Employee may terminate this Agreement immediately upon a confirming written notice to the Company. Such termination is a termination by Employee for Cause.

         4.       PAYMENTS AT TERMINATION.

                  A. Upon (i) termination of this Agreement by the Company under Subsection 3.C. titled "Without Cause," (ii) termination of this Agreement by Employee under Subsection 3.F. titled "For Cause by the Employee," or (iii) termination of this Agreement by the Company or by the Employee under Subsection 13 of this Agreement, Employee shall receive monthly payments equal to his last Base Salary prior to termination ("Applicable Base Salary") through August 1, 2002, beginning in the month next following such Employee termination. In addition, Employee shall receive all accrued compensation, benefits, and unreimbursed expenses to the date of termination as provided herein. The monthly payments provided for in this Subsection shall be paid on a monthly basis on the first of each month and shall not be reduced by compensation the Employee may receive from other sources. In addition, in the event of such termination, all unexercised stock options granted hereunder or otherwise granted to Employee during the term of this Agreement, as well as any non-qualified stock options assumed by the Company in connection with the merger (the "Merger") of Mariner Systems, Inc. with a subsidiary of the Company (the "Assumed Options"), shall vest and become exercisable on the date of termination. For any Assumed Options, the period for exercise of such options shall continue for the greater of the maximum length of time the options are exercisable under the terms of the original option grant(s), as though the employment of Employee had not terminated, and two (2) years after the date of termination of Employee's employment.

                  B. If the Company terminates this Agreement due to disability, pursuant to Subsection 3.D., Employee shall receive the disability payments provided for by the Company's disability insurance policy. The Company shall maintain a disability insurance policy providing for payments at the rate of sixty percent (60%) of his Applicable Base Salary or the maximum legal amount, whichever is


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less, until the earlier of the end of disability, Employee's death or the date
Employee attains 65 years of age. If the Company terminates this Agreement due to disability, pursuant to Subsection 3.D., the Company shall also pay all accrued compensation and unreimbursed expenses to the date of termination as provided herein. The monthly payments provided for in this Subsection shall be paid at such times payments are made under the disability policy provided for in this Subsection. Except as required by such policy or applicable law, payments shall not be reduced by compensation the Employee may receive from other sources.

                  C. If Employee terminates this Agreement without cause under Subsection 3.B., titled "Voluntary", or if this Agreement is terminated under Subsection 3.A., titled "Mutual Agreement," or if this Agreement is terminated by the Company under Subsection 3.E. titled "For Cause by the Company" or if this Agreement is terminated for any reason following August 1, 2002, Employee shall not be entitled to any further payments except unreimbursed expenses to the date of termination as provided herein and any accrued benefits (including vacation) and compensation, and the stock options granted by the Company to Employee not fully vested will be canceled.

                  D. In each of the foregoing cases, termination is the date of actual termination, not the date notice of termination is given. Other than payments owing under a provision providing for payments at a different time, all payments for accrued unpaid monthly compensation, including accrued benefits and vacation, and for unreimbursed expenses, shall be made on the date of termination.

                  E. Unless specified otherwise in an applicable bonus plan or bonus agreement with Employee, if termination occurs during a specified bonus period pursuant to Subsection 3.C. titled "Without Cause" or Subsection 3.F. titled "For Cause by the Employee," or Subsection 3.D. titled "Disability," and based upon the results of the full bonus period for which the bonus would have been earned, the payment of any bonus which would have been earned shall be calculated based upon the number of calendar days in such bonus period which have elapsed at the date of termination. Unless specified otherwise in the bonus plan or bonus agreement, if Employee is terminated "For Cause by the Company" (Subsection 3.E.), or Employee terminates without Cause (Subsection 3.B.) or Employee after termination violates a confidentiality, covenant not to compete, or "no hire" or "no raid" agreement with the Company, its parent (if any) or a direct or indirect Company subsidiary, then the Company shall have no obligation to pay any earned or unearned bonus or the payments provided for in the first sentence of Section 4.A. hereof.

                  F. If this Agreement is operating under the month-to-month provision of Section 1, any payment for unpaid future compensation shall in any case be limited to the remainder of the month in which termination occurs, except as provided in Subsections 4.B. or 4.E.

                  G. The foregoing rights in this Section 4 are Employee's exclusive rights to payment from the Company in the event of termination of this Agreement except for amounts which the Company is required to pay under applicable statute or regulation, payments under insurance policies, and payments owing under other written agreement(s) (if any) between the Company and Employee.

         5.       VACATION; BENEFITS; LOCATION.

                  A. Employee shall be entitled to accrual of vacation time in accordance with the Company's vacation policy. For purposes of determining accrual of benefits, Employee's beginning service date shall be made retroactive to September 1, 1993.

                  B. In addition to the insurance provided for by Subsection 4.B., Employee will receive insurance (to the extent not redundant of the insurance provided for by Subsection 4.B.), benefits,


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perquisites, and any other forms of compensation as are received by other officers of the Company including, but not limited to, participation in stock option plans (taking into account the aggregate of all options from time to time granted to Employee and acknowledging the option grants to Employee on or about the date hereof do not preclude future grants), and any cash and/or stock bonus and/or incentive plans.

                  C. In connection with the execution of this Agreement, the Company as of the Effective Date hereby grants 300,000 stock options to Employee pursuant to the Company's Stock Option Plans (the "Option Plans"). Such stock options shall vest on a monthly basis, as of the 1st day of each month, over a period of three years from the date of this grant, in the amount of 8,333 options per month each month for 35 months and 8,345 for the 36th month, have a term of ten years, and be exercisable for two years after the end of employment. The exercise price for the stock options granted hereby is $3.70 per share. To the maximum extent possible such options are incentive stock options with the balance being non-qualified stock options.

                  D. The Company acknowledges and agrees that Employee shall continue to reside in Boulder, Colorado. The Company shall maintain for Employee an office in Boulder commensurate with normal Company business practices and befitting Employee's executive position. All expenses for such office shall be paid by Company and shall be considered business expenses of Company. It is anticipated that Employee may travel to and from and spend extended periods of time at various Company offices, customer sites and investor sites and may travel for other business purposes and, therefore, will incur costs such as travel, lodging, food, rental car and other miscellaneous expenses ("Travel Expenses"). The Company will either pay for directly, or reimburse Employee for, all Travel Expenses that Employee shall incur and shall consider these as normal business expenses to Company in accordance with the Company's expense reimbursement policies and procedures. Under no circumstances shall such Travel Expenses be recorded as compensation to Employee; however, should any of these expenses be deemed as taxable to Employee, the Company will gross up the reimbursement to Employee for the taxes incurred.

                  E. Should the need arise for Employee to relocate outside of Boulder, Colorado, and provided that such relocation is mutually agreeable between the parties, Employee will negotiate in good faith for such a relocation. Company agrees that such a relocation would be for the convenience of Company and accordingly, Company would agree to negotiate with Employee for payment of all expenses related to the relocation and personal income taxes incurred by Employee in such a relocation. Should the parties not be able to agree to the amount of the reimbursement, Employee would be under no requirement to relocate.

         6. NON-COMPETITION. Employee acknowledges that he has gained and will gain extensive and valuable experience and knowledge in the business conducted by the Company and will have extensive contacts with customers of the Company. Accordingly, Employee covenants and agrees with the Company that, (a) during the term of this Agreement and (b) in any event for the period ending on the earlier of (i) one (1) year after the termination or expiration of his employment with the Company or (ii) three (3) years after the date of this Agreement, he shall not compete, directly or indirectly, with the Company in such business of the Company as Employee is actively involved in (the "Business"). For the purposes of Sections 6 and 7, the term "the Company" shall be deemed to include subsidiaries and parents of the Company. Competing directly or indirectly with the Company shall mean having a material interest, directly or indirectly, as a shareholder, member, partner, officer, director, or employee, either alone or in association with others, in the operation of any individual or entity engaged in the Business within the continental United States. Competing directly or indirectly with the Company, as used in this Agreement, shall be deemed not to include an ownership interest as an inactive investor, which for purposes of this Agreement shall mean the beneficial ownership of less than five (5) percent of the


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outstanding shares of any series or class of securities of any direct competitor of the Company, which shares are publicly traded in the securities markets. This
Section 6 shall no longer apply if both (A) (i) Employee has terminated this Agreement for Cause pursuant to Section 3.F, or if the Company has terminated this Agreement without Cause pursuant to Section 3.C. and (ii) the Company has obligations to make post-termination payments under this Agreement and (B) after twenty (20) days prior written notice by Employee to the Company that the Company has failed to make such post-termination payments as provided for in this Agreement the Company has not cured such failure to make payments.

         7. NON-RAID. Employee acknowledges that he has had and will have extensive contacts with employees and/or customers of the Company. Accordingly, Employee covenants and agrees that, during the term of this Agreement and for one year thereafter, he will not (i) solicit or encourage any employee of the Company to leave the Company, (ii) interfere in the relationship of the Company with any employee, or (iii) personally target or solicit, or assist another to target or solicit, customers of the Company, for purposes which would compete with the Business of the Company.

         8. BLUE PENCIL PROVISION. Employee acknowledges that the periods, scope and geographic area of restriction imposed by Section 6 and Section 7 are fair and reasonable and are reasonably required for the protection of the Company. If any part or parts of Section 6 or Section 7 shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Section 6 or Section 7 relating to the scope, periods of time or geographic area of restriction shall be deemed to exceed the maximum scope, periods of time or geographic area which a court of competent jurisdiction would deem enforceable, the scope, times and geographic area shall, for the purposes of Section 6 and Section 7, be deemed to be the maximum scope, time periods and geographic area which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. The invalidity or unenforceability of any provision of Section 6 or 7 in one jurisdiction shall not affect its validity or enforceability in another jurisdiction.

         9. RIGHT TO INJUNCTIVE RELIEF. Employee agrees and acknowledges that a violation of the covenants contained in Sections 6 and 7 of this Agreement will cause irreparable damage to the Company, and that it is and may be impossible to estimate or determine the damage that will be suffered by the Company in the event of a breach by Employee of any such covenant. Therefore, Employee further agrees that in the event of any violation or threatened violation of such covenants, the Company shall be entitled as a matter of course to an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by Employee, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

         10. EXCEPTIONS. Employee may continue his current activities as a shareholder, officer, director and/or member of certain companies and industry-related organizations, and, subject to disclosure to and approval by the Board of Directors of the Company, which approval shall not be unreasonably withheld, may invest in and/or serve as an officer, director and/or member of any other company or industry-related organization, provided that such activities do not materially interfere with Employee's duties and responsibilities hereunder and such activities do not otherwise violate this Agreement.

         11. DELIVERY OF FILES. At or immediately after termination hereof Employee will deliver all files, records, disks, and other media with Company information, to the Company.

         12. INTEGRATION. This Agreement shall constitute the entire Agreement relating to the employment of Employee. This Agreement shall be governed by the laws of California, excluding laws on choice of law.


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         13. UNENFORCEABILITY. If any paragraph or subparagraph of this
Agreement or any part thereof shall be unenforceable under any applicable laws, notwithstanding such unenforceability the remainder of this Agreement shall remain in full force and effect.

         14. BINDING. This Agreement shall inure to the benefit of, and be binding upon, the Company. It may be terminated by the Employee upon any merger, consolidation, sale of 50% or more of the outstanding voting capital stock of the Company to one other person and its affiliates, or a sale of 80% or more, by fair market value, of the assets of the Company, and such termination shall be considered to be a termination by the Company without Cause; provided, however, that this Agreement shall not terminate upon a merger or consolidation, sale of assets, sale of shares, or share exchange (i) pursuant to which shareholders of the Company receive or hold in respect of their Company voting capital stock, 50% or more of the voting capital stock of the combined entities or purchaser, and (ii) Employee assumes the position of CEO in the acquiring parent organization.

         15. NON-BINDING ARBITRATION. In the event a dispute arises in connection with this Agreement, the parties hereto agree to submit the matter for resolution to non-binding arbitration or mediation before the American Arbitration Association offices in San Francisco, California. In the event either party is dissatisfied with the decision reached by the arbitrators or mediators, such party may pursue adjudication of the dispute in a court of law. Each party shall be responsible for his or its own attorneys' fees and costs, and the fees and costs of the arbitrator or mediator shall be paid equally by each party.

         16. ATTORNEYS' FEES. In the event of any legal or arbitration action or proceeding to enforce or interpret the provisions hereof, each party shall be responsible for his or its own attorneys' fees and costs.

         17. SURVIVAL. Terms which by their terms or sense are to survive termination hereof shall so survive.

         18. NOTICE. Notices hereunder shall be in writing and sent to the residence address of the Employee last provided to the Company, and to the then current business address of the Company. Notices may be sent by first class U.S. mail and shall be effective three (3) days after deposit. Notices sent by other means shall be effective when actually delivered to the above-described address.

         19. EFFECTIVE DATE. This Agreement and the grant of options contemplated herein is conditioned upon the effectiveness of the Merger, the date of such effectiveness being the "Effective Date."


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         IN WITNESS WHEREOF, the parties have executed this Management
Employment Agreement as of the date in 1999 first above written.

VantageMed Corporation

By:     /S/ Joel Harris
        -------------------------
Title:  President
        -------------------------

EMPLOYEE




/S/ James L. Seiler
--------------------------------
James L. Seiler



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